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Exhibit 10.620

[CHIRON LETTERHEAD]

August 2, 2001

CONFIDENTIAL

Mr. Craig Wheeler
79 Worcester Island Road
Wolfeboro, NH 03894

We are pleased to confirm the revised terms of our offer to you to become the President of Biopharmaceuticals and Vice President Chiron Corporation, reporting to me. Your starting salary will be $435,000 per annum to be reviewed annually beginning with the regular executive officer review occurring in February 2003. You will be eligible to participate in Chiron's Annual Incentive Plan (AIP) program. The results of the company, the BioPharmaceuticals division, and your personal performance during the calendar year determine awards under this program. You will be eligible for an AIP award of between 0 and 120% of your base salary actually paid in the performance year, with a target of 60% of salary. Annual incentive plan payments and merit increases to base salary are effective annually in March. We will guarantee a minimum AIP award of $135,000 for 2001, to be paid in March 2002, and at least target (60% of base) for performance year 2002, payable in March 2003. You will receive a hiring award of $85,000 upon initiation of your employment with Chiron. This award will be in your first paycheck.

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, we will award a ten-year stock option to you to purchase 200,000 shares of Chiron common stock. The option vests fully over a four-year period, with the first 25% of the shares vesting at the one-year grant anniversary. The remaining shares vest on a pro-rated monthly basis over the remaining three years of the vesting period. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the grant to be approved and effective by the end of the month in which your employment begins. You will be also be awarded a stock option to purchase 23,000 shares under Chiron's Long Term Incentive Plan (LTIP) for the performance year 2001. Details of the terms of the plan are covered in the LTIP document. In addition you will be eligible to receive annual performance grants of stock options, with the current target award for your position being 50,000 shares, also vesting over four years. Also subject to the approval of the Board, we will award you a restricted share right grant for Chiron shares equivalent to $450,000 on the day the award is made. The share rights vest fully over a four-year period with 25% of the grant vesting at each anniversary of the grant. The date of grant will be your first day of employment.

In addition to normal relocation benefits, we will make available to you a loan of $750,000 for the purchase of a home in the Bay Area. The loan will be interest free and will be forgiven at the end of 7 years of service. The loan will be secured by a Second Deed of Trust on your new primary residence. In the event you leave Chiron Corporation voluntarily the loan is repayable within 90 days of your last day of employment. Any taxes that arise from the loan will be your responsibility.

You will be covered by Chiron's Executive Change in Control and Severance Program, which provides a benefit of 2 years salary and bonus in the case of a qualifying event. If you qualify for benefits under that plan any outstanding loan amounts would be forgiven.

The information sheets following your offer letter contain some of the highlights of Chiron's benefits programs. You should note that, while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well. Some of the benefit programs are effective immediately upon your employment, while others are dependent upon established enrollment periods. Your group medical insurance benefits generally start on the first day of the month following your date of hire. If, however, your date of hire is the first business day of the month, your coverage becomes effective on that date. Note also that, with few exceptions, Chiron extends benefits coverage to qualified family members.

As a part of Chiron's routine medical surveillance program, employees with certain project assignments may be advised to provide a baseline blood sample for archival storage. The Chiron Occupational Health Department will notify you if a baseline blood draw is recommended.

This offer is contingent upon your ability, as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service.

Under California law, employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron. Any contrary representations that have been made or may be made to you are superseded by this offer. When you accept the offer, the terms described in this letter and the Chiron Employee Invention and Confidential Information Agreement shall constitute the terms of your employment.

I am looking forward to you joining Chiron on August 31, 2001. I believe you will make an excellent contribution as President of BioPharmaceuticals and as a key member of the Executive Committee. Please feel free to call Linda Short, Vice President Corporate Resources, if you have any questions. I look forward to talking to you.

Sincerely,
CHIRON CORPORATION	Please indicate your understanding of the terms of this offer and your acceptance of this offer by signing this letter and returning the letter to me as soon as possible.
/s/ SEÁN P. LANCE Seán P. Lance
Chairman of the Board and	/s/ CRAIG A. WHEELER	Aug. 3, 2001
Chief Executive Officer
	Name	Date
Enclosures

EMPLOYEE BENEFITS FOR DIVISIONAL VICE PRESIDENTS AS OF 1/1/2001

INSURANCE BENEFITS
MEDICAL INSURANCE	Chiron offers several medical plans to eligible employees and their eligible dependents (spouse, domestic partner and/or children). All medical plans include prescription and vision benefits. Employee contributions are pretax.
DENTAL INSURANCE	Chiron offers 2 dental plans to eligible employees and their eligible dependents (spouse, domestic partner and/or children). Employee contributions are pretax.
LIFE INSURANCE
Eligible employees can purchase coverage for themselves of $10,000, or 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $800,000 for the first 2 times salary and an additional $800,000 for the next 3 times salary. Employee contributions are pretax.
DEPENDENT LIFE INSURANCE
Eligible employees can purchase life insurance coverage for eligible dependents on an after-tax basis. Options include $10,000, $20,000 or $50,000 for spousal coverage and $5,000 or $10,000 for children.
ACCIDENTAL DEATH & DISMEMBERMENT
Eligible employees can purchase coverage for themselves of 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $800,000 for the first 2 times salary and an additional $800,000 for the next 3 times salary. Employee contributions are pretax.
TRAVEL ACCIDENT	Chiron provides Travel Accident Insurance coverage of 3 times annual salary at no cost to employees. This provides 24-hour coverage for travel to and from work or on company business.
SHORT-TERM DISABILITY
Through the short-term disability program, Chiron provides eligible employees with 100% of salary for the first 30 calendar days less state disability payments, and 80% of salary for the next 150 days of disability less state disability payments. Chiron provides this coverage at no cost to the employee.
LONG-TERM DISABILITY
For eligible employees disabled for more than 180 days, Chiron provides 60% of monthly salary up to $18,000. Chiron provides this coverage at no cost to the employee. Eligible employees also have the option to purchase an additional 6 2/3% of monthly salary up to $20,000 on a pretax basis.
WORKERS' COMPENSATION	All employees are covered by Chiron's Workers' Compensation insurance.
INVESTMENT PROGRAMS
401(k) PLAN	Participation in the Chiron Corporation 401(k) plan is available to eligible employees on the first of the month following date of hire or immediately, if date of hire is the first business day of the month. Employees may designate pre-tax contributions of 1% to 15% of salary. The Company provides a maximum 4% match on employee contributions and the match is vested immediately.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
All officers of Chiron at the level of Divisional Vice President or above are eligible to participate in the Supplemental Executive Retirement Plan (SERP). SERP is designed to allow participants to make before-tax contributions for retirement that would otherwise exceed the Internal Revenue Service's maximum contribution limits allowed in Chiron's 401(k) plan. Similarly, SERP allows the company to match contributions toward retirement in excess of the 401(k) plan's limits.
EMPLOYEE STOCK PURCHASE PLAN
Eligible employees may purchase Chiron stock at a discount below market price. Participation in the plan depends upon the employee's date of hire. Employees can contribute to this program from 3% to 15% of their base salary on an after-tax basis.
STOCK OPTION PLAN	Chiron has a Stock Option Program. The granting of options to eligible employees is subject to Board of Directors' approval and program guidelines.
TIME-OFF BENEFITS
TIME OFF	Four weeks per calendar year.
FIXED HOLIDAYS	Eligible employees receive up to 8 paid holidays per year.
LEAVE OF ABSENCE	Chiron grants leaves of absence to accommodate employees' medical/maternity disability and family or personal needs.
OTHER BENEFITS
FLEXIBLE SPENDING	Chiron offers Health Care and Dependent Care reimbursement accounts to eligible employees. These accounts give employees the advantage of paying for eligible health and dependent care expenses with pretax dollars.
EMPLOYEE ASSISTANCE PROGRAM	Chiron provides a confidential counseling and referral service to all employees and their families.
EDUCATIONAL ASSISTANCE	Regular full-time employees are eligible, after 6 months of service, for up to $5,250 per year in reimbursement of tuition, textbooks, and lab expenses for classes directly related to their jobs.
CREDIT UNION	Regular full-time and part-time employees and members of their families or household are eligible to join.
PREPAID LEGAL	A Prepaid Legal Plan is available to eligible employees to provide affordable, basic legal services. Employees pay for this benefit on an after-tax basis.
DEPENDENT CARE CONNECTION	Eligible employees are provided with this counseling, education and referral service which provides information regarding child care, elder care, adoption and prenatal planning.

  NOTE:  Eligible employees are defined as regularly scheduled to work 20 hours or more per week. Coverage for most benefits is effective the first of the month following date of hire, or immediately if the date of hire is the first business day of the month, unless otherwise noted.

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  Exhibit 10.620